SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
           SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-20887

                                 TELIDENT, INC.
             (Exact name of registrant as specified in its charter)

                        10 SECOND STREET N.E., SUITE 212
                          MINNEAPOLIS, MINNESOTA 55413
                                 (612) 623-0911
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.08 PER SHARE
            (Title of each class of securities covered by this form)

                                      NONE
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(i)    [X]
             Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)   [ ]
             Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)    [ ]
             Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                               Rule 15d-6             [ ]

Approximate number of holders of record as of certification of notice date: 275

Pursuant to the requirements of the Securities Exchange Act of 1934, Telident, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 27, 2000               TELIDENT, INC.


                                       By /s/ Mark W. Sheffert
                                          --------------------------------------
                                              Mark W. Sheffert
                                              Chairman